NEWS RELEASE
FOR RELEASE ON OR AFTER: February 5, 2007
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL-BELOIT FOURTH QUARTER
EARNINGS PER SHARE INCREASE 8%
ANNUAL EARNINGS PER SHARE INCREASE 46%

2006 Net Sales, Net Income and EPS reach record levels

February 5, 2007 (Beloit, WI): REGAL-BELOIT CORPORATION (NYSE:RBC) today reported sales and earnings for the fourth quarter ended December 30, 2006. Net sales decreased 2.5% to $366.6 million from $376.2 million in the fourth quarter of 2005. The fourth quarter comparison was impacted by strong sales reported in the prior year driven primarily by the volume impact of the HVAC industry’s adoption of the SEER 13 legislation. Net income increased 13.1% to $23.0 million as compared to $20.3 million in the comparable period of 2005. Diluted earnings per share increased 7.9% to $.68 compared to $.63 for the fourth quarter of 2005.

In the Electrical segment, sales decreased 1.3% primarily driven by the HVAC business. Included in the results for the quarter were $14.6 million of sales attributable to the Sinya motor business acquired in the second quarter of 2006. Sales of generators increased over 20% and large industrial motors sales increased over 9%. Sales in the Mechanical segment were down 10.6%, however, the sale of substantially all of the assets of the Cutting Tools business in May 2006 reduced segment sales by approximately $4.3 million or 8.3% for the quarter.

The gross profit margin for the fourth quarter of 2006 was 24.3%, which was 150 basis points above the gross profit margin in the fourth quarter of 2005 as a result of contributions from our Lean Six Sigma and productivity initiatives. Income from operations was $39.5 million or 10.8% of sales, a 3.1% increase over the $38.3 million or 10.2% of sales reported for the fourth quarter of 2005. As a result of the 2006 implementation of FAS123R, operating expenses for the fourth quarter of 2006 included $0.9 million of expense related to equity compensation as compared to $0.1 million in the fourth quarter of 2005. Net income in the fourth quarter of 2006 was $23.0 million, a 13.1% increase from $20.3 million reported in the fourth quarter of 2005.

For the full year ended December 30, 2006, net sales increased 13.4% to $1.620 billion from $1.429 billion in 2005. Full year 2006 sales included $36.5 million of sales from the May 2006 acquisition of Sinya which was partially offset by a $14.0 million decrease resulting from the sale of substantially all of the assets of the Cutting Tools business in May of 2006 and the sale of the Illinois Gear business in May of 2005. The gross profit margin improved 220 basis points to 24.0% for the full year, again reflecting the impact of the Lean Six Sigma and productivity initiatives. Income from operations was $194.0 million or 12.0% of sales as compared to the $134.6 million or 9.4% of sales reported for fiscal year 2005. Net income for fiscal 2006 was $109.8 million, a 57.9% increase from $69.6 million reported for fiscal 2005. Diluted earnings per share were $3.28, an increase of 45.8% over the $2.25 reported in 2005.

“The fourth quarter finished in line with our expectations. Our expectations contemplated a return to a more seasonal pattern as compared to the abnormally strong sales environment in the fourth quarter of 2005. On a lower sales base versus 2005, we were able to deliver a strong income performance driven by contributions from our corporate wide initiatives. Additionally, we are quite pleased with our full year results which included record sales and earnings and much improved operating margins,” said Henry Knueppel, Chairman and Chief Executive Officer.

“We continue to see global growth opportunities in all of our businesses and believe that our initiatives will continue to allow us to improve our operating margins, cash flow and return on invested capital” added Knueppel. “The first quarter of fiscal 2007 will present another difficult sales comparison for our HVAC business. Even with this tough comp, we are expecting continued growth in earnings and believe E.P.S. will be in a range of $.75 to $.83.”

REGAL-BELOIT will be holding a conference call pertaining to this news release at 1:30 PM CST (2:30 PM EST) on Monday, February 5, 2007. Interested parties should call 800-230-1059, access code 861677. A replay of the call will be available through February 16, 2007 at 800-475-6701, access code 861677.

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: unexpected issues and costs arising from the integration of acquired companies and businesses, marketplace acceptance of our recent acquisitions, including the loss of, or a decline in business from, any significant customers; unanticipated fluctuations in commodity prices and raw material costs and issues affecting our ability to pass increased costs on to our customers; cyclical downturns affecting the markets for capital goods; substantial increases in interest rates that impact the cost of our outstanding debt; the impact of capital market transactions that the Company may effect; unanticipated costs associated with litigation matters; the success of our management in increasing sales and maintaining or improving the operating margins of our businesses; actions taken by our competitors; difficulties in staffing and managing foreign operations; our ability to satisfy various covenant requirements under our credit facility; and other risks and uncertainties described from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$366,649	$376,222	$1,619,545	$1,428,707

Cost of Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	277,653	290,300	1,230,174	1,117,943

Gross Profit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	88,996	85,922	389,371	310,764

Operating Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	49,512	47,632	195,354	176,192

Income From Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	39,484	38,290	194,017	134,572

Interest Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4,599	5,037	19,886	22,090

Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	281	57	711	442

Income Before Taxes & Minority Interest . . . . . . . . . . . . . . . .	35,166	33,310	174,842	112,924

Provision For Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	11,239	11,421	62,051	39,829

Income Before Minority Interest . . . . . . . . . . . . . . . . . . . . . . . .	23,927	21,889	112,791	73,095

Minority Interest in Income, Net of Tax . . . . . . . . . . . . . . . . . . . . . .	958	1,580	2,985	3,538

Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$22,969	$20,309	$109,806	$69,557

Per Share of Common Stock:

Earnings Per Share . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . .	$.74	$.66	$3.56	$2.34

Earnings Per Share - Assuming Dilution . . . . . . . . . . . . . . . . .	$.68	$.63	$3.28	$2.25

Cash Dividends Declared . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$.14	$.13	$.55	$.51

Average Number of Shares Outstanding . . . . . . . . . . . . . . . . . . . . .	30,981,273	30,644,045	30,846,854	29,675,206

Average Number of Shares - Assuming Dilution . . . . . . . . . . . . . .	33,973,308	32,316,793	33,504,190	30,878,981

CONDENSED BALANCE SHEETS
In Thousands of Dollars
ASSETS	(Unaudited)	(Audited)
Current Assets:	Dec. 30, 2006	Dec. 31, 2005

Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$36,520	$32,747

Receivables and Other Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	260,671	230,217

Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	275,138	224,316

Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	572,329	487,280

Net Property, Plant and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	268,880	244,329

Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	546,152	546,168

Other Noncurrent Assets . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	53,359	64,777

Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$1,440,720	$1,342,554

Liabilities and Shareholders’ Investment

Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$108,513	$82,513

Commercial Paper Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	49,000	25,000

Other Current Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	103,716	111,278

Long-Term Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	324,028	386,332

Other Noncurrent Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	103,795	89,435

Shareholders’ Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	751,668	647,996

Total Liabilities and Shareholders’ Investment . . . . . . . . . . . . . . . . . . . . . . . . . . .	$1,440,720	$1,342,554

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ended		Fiscal Year Ended		Three Months Ended		Fiscal Year Ended
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
Net Sales	$46,070	$51,546	$201,004	$201,011	$320,579	$324,676	$1,418,541	$1,227,696
Income from Operations	$5,931	$5,109	$22,230	$16,044	$33,553	$33,181	$171,787	$118,528